CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-175706) on Form S-8 of Pyramid Oil Company of our report dated March 31, 2014, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K/A of Pyramid Oil Company for the year ended December 31, 2013.

/s/ SingerLewak LLP

Los Angeles, California

June 13, 2014